Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

CITY CENTER LAND COMPANY, LLC and CITY CENTER, LLC

AND

MCKINNEY CAPITAL GROUP

810 RICHARDS BUILDING
Honolulu, Hawaii

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of May 27, 2014 (the "Effective Date"), by and among CITY CENTER LAND COMPANY, LLC, a Hawaii limited liability company ("CCLC"), CITY CENTER, LLC, a Hawaii limited liability company ("CC") (CCLC and CC are collectively referred to herein as "Seller"), and McKinney Capital Group, a California limited liability company ("Buyer"). Seller (and either of them) and Buyer may separately be referred to as a "Party" and may collectively be referred to herein as the "Parties".

RECITALS:

A.    CCLC owns the leased fee interest in that certain parcel of land (the "Land") described in EXHIBIT "1" attached hereto. The Land is improved with a ten-story office building, commonly referred to as the "810 Richards Building", located at 810 Richards Street, Honolulu, Hawaii.

B.    The Land is subject to that certain Lease No. 11,940, dated June 1, 1960, between the Trustees under the Will and of the Estate of Bernice P. Bishop, as lessors, and Melim, Ltd., a Hawai'i corporation, as lessee, (the "Ground Lease") as more particularly described in EXHIBIT "2" attached hereto.

C.    CCLC is the current lessor, and CC is the current lessee, under the Ground Lease.

D.    Buyer proposes to purchase and acquire from Seller, and Seller desires to sell and convey to Buyer, Seller's interests in the Land, Ground Lease and all other Property (defined below), pursuant to the terms and conditions of this Agreement.

AGREEMENT:

In consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, Seller and Buyer hereby agree as follows:

1.AGREEMENT TO SELL AND PURCHASE. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, subject to and in accordance with the terms and conditions set forth in this Agreement, all of the following described property, excluding, however, any and all Proprietary and Confidential Items (as defined below) (collectively, the "Property"):

(a)Leased Fee Interest. All of CCLC's rights, title and interests in, to and under (i) the Land, together with all easements and other rights of CCLC, if any, appurtenant thereto, (ii) the Ground Lease, and (iii) the building, structures and other improvements located on or under the Land (collectively, the "Improvements")(collectively, the "Leased Fee Interest").
(b)Leasehold Interest. All of CC's rights, title and interests in, to and under (i) the Ground Lease and (ii) the Improvements (collectively, the "Leasehold Interest").

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The Land and the Improvements are collectively referred to herein as the "Real Property".

(c)Tangible Personal Property. All of each Seller's rights, title and interests in and to the tangible personal property, located on, within, over or under the Real Property, or owned by either Seller that are used solely in the operation of the Real Property, but excluding cash or other funds and such personal property to be retained and removed by either Seller from the Real Property prior to Closing (as defined below) as specifically identified on the Excluded Property Schedule to be prepared by Seller and delivered to Buyer pursuant to Section 4(b)(xi) hereof (the "Tangible Personal Property"). The Tangible Personal Property is subject to depletion, replacement and addition in the ordinary course of each Seller's business so long as depletion and replacement of such Tangible Personal Property is substituted with items of equal or better quality.

(d)Tenant Leases. All of each Seller's rights, title and interests in and to the tenant leases and other agreements to occupy any portion of the Real Property identified on Schedule "1(d)" attached hereto (the "Schedule of Tenant Leases"), together with such other leases and other agreements to occupy any portion of the Land and/or Improvements as may be entered into by either Seller after the Effective Date in accordance with Section 9(a)(ii) hereof (but excluding the Ground Lease and such leases or other agreements that will not extend beyond the Closing Date) (collectively, the "Tenant Leases").

(e)Contracts. To the extent assignable, all of each Seller's right, title and interest, if any, in and to all contracts and other agreements to provide services to the Property, which are identified on Schedule "1(e)" attached hereto (the "Contracts Schedule"), but excluding any employment agreement with employees employed by Seller, any existing management agreement related to the Real Property, the Rejected Contracts (as defined below), and any contract or agreement that will not extend beyond the Closing Date (as defined below) (collectively, the "Contracts"); provided, however, that the Contracts shall not include (i) any item that will cause Seller, or either of them, to incur cost or liability in assigning or transferring it to Buyer (except to the extent such cost is paid by Buyer), or (ii) any item for which a required third party consent to assignment has not been obtained by Buyer prior to Closing as provided herein.

(f)Intangible Personal Property. To the extent assignable, all of each Seller's rights, title and interests in and to the following intangible property relating to the operation of the Real Property, the Tangible Personal Property and/or the Tenant Leases: (i) any intellectual property owned by or licensed to either Seller solely in connection with the Real Property and/or the Tangible Personal Property, but specifically excluding the trade name "Pacific Office Properties", any derivatives thereof, or any of the trademarks related thereto, (ii) all security deposits under the Tenant Leases to the extent held by either Seller, and (iii)  any license, permit, certificate of occupancy, warranty and guarantee in effect exclusively with respect to the Real Property, the Tangible Personal Property and/or the Tenant Leases (collectively, the "Intangible Property"); provided, however, that the Intangible Property shall not include (A) any bank account or funds, accounts receivable, note or other negotiable instrument, tax credits, insurance policy and insurance policy proceeds, proceeds from claims, or similar items, (B) any item that will cause Seller, or either of them, to incur cost or liability in assigning or transferring it to Buyer (except to the extent such

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cost is paid by Buyer), or (C) any item for which a required third party consent to assignment has not been obtained by Buyer prior to Closing as provided herein.

As used in this Agreement, the term "Proprietary and Confidential Items" shall mean any document, material or other item that (i) is, or may reasonably be considered to be, protected by the attorney-client privilege or as attorney work product, (ii) contains information about the assets or business activities of Seller or Buyer, as applicable, that cannot reasonably be separated from information about the Property, or (iii) contains confidential or proprietary information of Seller or Buyer, as applicable, including without limitation, Seller's or Buyer’s company records maintained by Seller or Buyer, as the case may be, for their internal purposes, tax returns and tax records, internal memoranda, budgets, financial projections, financial statements and appraisals.

2.PURCHASE PRICE; DEPOSITS.

(a)    Purchase Price. The purchase price (the "Purchase Price") to be paid by Buyer for the Property shall be TEN MILLION TWO HUNDRED AND FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $10,250,000.00). All cash amounts payable hereunder shall be paid by electronic or wire transfer of immediately available funds, or in such other form as is acceptable to Seller and Escrow Agent (as defined below). All sums deposited into Escrow (as defined below) by Buyer as payment of the Purchase Price shall be immediately invested by Escrow Agent in a federally insured banking institution as directed by Buyer and reasonably approved by Escrow Agent; provided that such deposits shall be invested in a manner allowing for such funds to be available at Closing as provided in this Agreement. At Closing, the Deposits (as defined below) together with all interest accrued thereon shall be delivered to Seller and credited against the Purchase Price. Upon any termination of this Agreement without Closing, all interest earned on the Deposits shall accrue to the benefit of the Party entitled to receive the Deposits pursuant to this Agreement. Seller shall not bear any risk or expense associated with investments made in accordance with this Section 2(a), and irrespective of such investment, if the Deposits are to be paid to Seller, then in no event shall Seller receive less than the original aggregate principal amount of the Deposits.

(b)    Cash Deposits and Payments. The amount of the Purchase Price shall be paid by Buyer to Seller as provided below.

(i)    Initial Deposit. Within two business days after the Effective Date, Buyer shall deposit into Escrow the sum of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $100,000.00) (the "Initial Deposit"), to be held and disbursed by Escrow Agent in accordance with this Agreement. The Initial Deposit shall be promptly refunded to Buyer if Buyer does not provide the Acceptance Notice pursuant to Section 4(e) hereof. If Buyer provides the Acceptance Notice pursuant to Section 4(e) hereof, the Initial Deposit shall be non-refundable to Buyer, except as provided in Section 7 or Section 13(b) hereof. If Buyer fails to timely make the Initial Deposit as provided herein, this Agreement shall terminate and neither Party shall have any further rights or obligations hereunder except for those obligations and indemnifications which are expressly made to survive termination of this Agreement.

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(ii)    Additional Deposit. Within one business day after the expiration of the Due Diligence Period (as defined below) and provided that Buyer has timely delivered the Acceptance Notice in accordance with Section 4(e) hereof, Buyer shall deposit into Escrow the additional sum of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $100,000.00) (the "Additional Deposit") to be held and disbursed by Escrow Agent in accordance with this Agreement. The Initial Deposit and the Additional Deposit shall be referred to in this Agreement as the "Deposits". Upon Buyer's deposit of the Additional Deposit as provided above, both the Initial Deposit and the Additional Deposit shall be non-refundable to Buyer, except as provided in Section 7 or Section 13(b) hereof. If Buyer fails to timely make the Additional Deposit as provided herein, Escrow Agent is authorized and instructed to release the Initial Deposit to Buyer, and this Agreement shall terminate and neither Party shall have any further rights or obligations hereunder except for those obligations and indemnifications which are expressly made to survive termination of this Agreement.

(iii)    Additional Cash at Closing. On or before the time specified by Escrow Agent to consummate Closing as provided herein, Buyer shall deposit into Escrow the balance of the Purchase Price, less interest accrued on the Deposits and as adjusted by applicable credits, charges and prorations as provided herein, together with Buyer's share of the closing costs and such other amounts, if any, as are to be paid by Buyer at Closing pursuant to this Agreement (the "Closing Payment").

(c)    Allocation of Purchase Price. The Purchase Price shall be allocated between CCLC and CC as set forth in Schedule "2(c)" attached hereto. The Parties shall report this transaction for state and federal tax purposes in accordance with such allocation, and shall file all necessary forms with the relevant taxing authorities reflecting such allocation in accordance with applicable regulations. If any state or federal taxing authority challenges such allocation, the Party receiving notice of such challenge shall give the other Party prompt written notice of the challenge, and the Parties shall cooperate in good faith in responding to such challenge. The provisions of this Section 2(c) shall survive Closing.

3.TITLE TO THE PROPERTY.

(a)    Survey and Title Documents. Prior to the Effective Date, Seller has delivered the following items to Buyer:

(i)Survey. A copy of the most recent survey of the Real Property in Seller's possession (the "Survey"). Buyer may obtain an update of the Survey or a new survey of the Real Property (the "Updated Survey") at Buyer’s expense.

(ii)Title Report. A copy of Status Title Report dated December 26, 2013, prepared by Title Guaranty of Hawaii, Inc. covering CCLC's and CC's interests in the Land and the Ground Lease, respectively (the "PTR"), together with copies of all documents of record and all exceptions to title referenced in the PTR (collectively, the "PTR Exceptions"),

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to the extent reasonably obtainable by Seller. Buyer may obtain a new or updated preliminary title report at Buyer’s expense (the "Updated PTR").

(b)    Title and Survey Review. Without limiting Section 4 hereof, Buyer may, at Buyer's discretion, disapprove of anything contained or referenced in the PTR, any of the PTR Exceptions, the Updated PTR, if any, the Survey and/or the Updated Survey, if any, by delivering written notice (the "Title Notice") thereof to Seller no later than fifteen calendar days prior to expiration of the Due Diligence Period. The Title Notice shall specify in detail the disapproved item(s) (the "Title Defect") along with Buyer's reasons for disapproving the item(s). Upon receipt of the Title Notice, Seller may, at its option, either: (i) notify Buyer in writing delivered to Buyer no later than five calendar days prior to expiration of the Due Diligence Period, that Seller intends to cure or otherwise remove from title the Title Defect prior to Closing; or (ii) notify Buyer in writing, delivered to Buyer no later than five calendar days prior to expiration of the Due Diligence Period, that Seller shall not or cannot cure or otherwise remove from title the Title Defect, in which event Buyer shall either elect to deliver the Acceptance Notice pursuant to Section 4(e) hereof, (in which event, Buyer shall be deemed to have rescinded the Title Notice as to the Title Defect), or be deemed to have terminated this Agreement pursuant to Section 4(e) hereof. Seller's failure to deliver either such notice to Buyer within the prescribed time period shall be deemed to be notice that Seller shall not or cannot cure or otherwise remove the Title Defect. If Seller fails to cure or remove from title any Title Defect that Seller has agreed to cure or remove prior to Closing, Seller shall not be deemed to be in default under this Agreement and Buyer's sole and exclusive remedy shall be the waiver of its rights with respect to the Title Defect or termination of this Agreement and refund of the Deposits pursuant to Section 7 hereof.

As used in this Section 3, the term "remove" shall mean that Seller shall (i) take such actions as may be necessary to eliminate (of record or otherwise, as appropriate) the claim giving rise to the particular Title Defect, or (ii) cause the Title Company (as defined below) to remove the Title Defect as an exception to title in Buyer's Title Policy (as defined below) or to insure against the same.

(c)    Title Insurance. Prior to expiration of the Due Diligence Period, Buyer may, at its option, obtain a binding commitment (the "Title Commitment") from a title insurance company (the "Title Company") licensed in the State of Hawaii, to issue at Closing an owner's policy of title insurance (standard form) ("Buyer's Title Policy") with respect to the Leased Fee Interest and the Leasehold Interest, with such extended coverage and endorsements as Buyer may desire and in such amount as Buyer shall direct but not to exceed the Purchase Price, subject (i) to the Permitted Exceptions (as defined below), and (ii) matters that would be disclosed by any survey or archaeological study of the Real Property, unless otherwise agreed to in writing by the Parties. A copy of the Title Commitment, if any, shall be delivered to Seller prior to expiration of the Due Diligence Period. In the event the Title Commitment is not obtained prior to expiration of the Due Diligence Period, Buyer may: (i) elect to deliver the Acceptance Notice pursuant to Section 4(e) hereof, in which case any failure of the Title Company to issue Buyer's Title Policy, or any other policy of title insurance, title policy endorsements or title assurances, shall not in any way affect Buyer's obligations under this Agreement or (ii) be deemed to have terminated this Agreement pursuant to Section 4(e) hereof.

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(d)    Conveyance of Leased Fee Interest and Leasehold Interest.

(i)Deed. At Closing, CCLC shall convey the Leased Fee Interest to Buyer by limited warranty deed substantially in the form attached hereto as EXHIBIT "3" (the "Deed"), free and clear of any and all mortgages, security agreements, and other monetary liens created or suffered by CCLC, other than the lien to secure payment of non-delinquent real property taxes and other governmental assessments, and any matter approved by, or caused by any act or omission of, Buyer, its agents or representatives (collectively, "Monetary Liens"), and all other liens, encumbrances and exceptions made or suffered by CCLC, other than (A) the Ground Lease and the rights of the ground lessee thereunder, and anyone claiming by, through or under said ground lessee, (B) all exceptions (other than Monetary Liens) relating to the Leased Fee Interest other than those that Seller removes pursuant to Section 3(b) hereof, if any, (C) all matters identified on the Survey or the Updated Survey other than those that Seller removes pursuant to Section 3(b) hereof, if any, (D) applicable zoning and building ordinances and land use regulations, or other governmental regulation restricting or regulating the use, occupancy and enjoyment of the Property, and (E) any other lien, encumbrance or matter approved (or deemed approved pursuant to this Agreement) by Buyer prior to Closing or caused by any act or omission of Buyer, its agents or representatives. The foregoing permitted exceptions to title are collectively referred to herein as the "Leased Fee Interest Permitted Exceptions".
(ii)Assignment and Assumption of Ground Lease. At Closing, CC shall convey the Leasehold Interest to Buyer, and Buyer shall assume all of Seller's obligations under the Ground Lease arising from and after Closing, by an Assignment and Assumption of Ground Lease substantially in the form attached hereto as EXHIBIT "4" (the "Assignment and Assumption of Ground Lease"), free and clear of any and all Monetary Liens created or suffered by CC and all other liens, encumbrances and exceptions made or suffered by CC, other than (A) the Tenant Leases, (B) all exceptions (other than Monetary Liens) relating to the Leasehold Interest other than those that Seller removes pursuant to Section 3(b) hereof, if any, (C) all matters identified on the Survey or the Updated Survey other than those that Seller removes pursuant to Section 3(b) hereof, if any, (D) applicable zoning and building ordinances and land use regulations, or other governmental regulation restricting or regulating the use, occupancy and enjoyment of the Property, and (E) any other lien, encumbrance or matter approved (or deemed approved pursuant to this Agreement) by Buyer prior to Closing or caused by any act or omission of Buyer, its agents or representatives. The foregoing permitted exceptions to title are collectively referred to herein as the "Leasehold Interest Permitted Exceptions". The Leased Fee Interest Permitted Exceptions and the Leasehold Interest Permitted Exceptions are collectively referred to herein as the "Permitted Exceptions".

Any provision to the contrary notwithstanding in this Agreement, the Deed, the Assignment and Assumption of Ground Lease or any other Conveyance Document (as defined below), Seller shall have no obligation or liability to Buyer with respect to any of the Permitted Exceptions, whether or not all of the Permitted Exceptions are specifically referenced in the Deed, the Assignment and Assumption of Ground Lease or any other Conveyance Document,

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and further shall have no obligation or liability to Buyer with respect to such matters as and to the extent set forth in Section 5 hereof, irrespective of any covenant or warranty of Seller that may be contained in the Deed, the Assignment and Assumption of Ground Lease or any other Conveyance Document. The provisions of this Section 3(d) shall survive Closing.

(e)    Conveyance of Tangible Personal Property. At Closing, each Seller shall convey all of its respective interests in the Tangible Personal Property to Buyer by a Bill of Sale (the "Bill of Sale") substantially in the form attached hereto as EXHIBIT "5".

(f)    Assignment and Assumption of Contracts and Intangible Property. At Closing, each Seller shall transfer and assign all of its respective rights, title and interests, to the extent assignable, in and to the Contracts and the Intangible Property to Buyer, and Buyer shall assume all of each Seller's obligations and liabilities under the Contracts and the Intangible Property arising from and after Closing, subject to the provisions of Section 12 hereof, by an Assignment and Assumption of Contracts and Intangible Property (the "Assignment and Assumption of Contracts and Intangible Property") substantially in the form attached hereto as EXHIBIT "6".

(g)    Assignment and Assumption of Tenant Leases. At Closing, each Seller shall transfer and assign all of its respective rights, title and interests in and to the Tenant Leases to Buyer, and Buyer shall assume all of Seller's obligations and liabilities under the Tenant Leases arising from and after Closing, subject to the provisions of Section 12 hereof, by an Assignment and Assumption of Tenant Leases (the "Assignment and Assumption of Tenant Leases") substantially in the form attached hereto as EXHIBIT "7".

(h)    Termination of Contracts. Buyer shall notify Seller, in writing delivered to Seller no later than fifteen calendar days prior to expiration of the Due Diligence Period, of any contract or other agreement included in the Contracts Schedule which Buyer requests be terminated prior to or at Closing. Seller shall notify Buyer no later than ten calendar days prior to the expiration of the Due Diligence Period which of such agreements are terminable without liability or cost to Seller (except to the extent such cost is paid by Buyer) and the termination costs, if any, that are to be paid by Buyer. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller, in writing, which of such agreements that Seller shall terminate (collectively, the "Rejected Contracts") and Seller shall make diligent, good faith and commercially reasonable efforts to so terminate each of the Rejected Contracts prior to or as of Closing; provided, however, that terminating each of the Rejected Contracts shall not be a condition to Closing and any failure or inability of Seller to terminate each of the Rejected Contracts shall not be deemed a default by Seller under this Agreement.

(i)    Notices of Sale. At Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant under the Tenant Leases and each party under the Contracts. The notice shall disclose that the Property has been conveyed to Buyer, that, after Closing, all rents should be paid to Buyer, and that Buyer shall be responsible for the security deposit made under the Tenant Lease or Contract. The form of the notice shall be delivered to Buyer not later than ten (10) business days prior to Closing, and shall be subject to Buyer’s approval, not to be unreasonably withheld.

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4.BUYER'S DUE DILIGENCE.

(a)    Due Diligence Period. Buyer shall be entitled to a period of time (the "Due Diligence Period") to investigate and evaluate, at Buyer's expense, the condition of the Property and the suitability and acceptability of the Property for Buyer's intended purposes, subject to the terms and conditions set forth in this Agreement. The Due Diligence Period shall commence on the Effective Date and shall expire at 5:00 p.m., Hawaii Standard Time, on the date that is forty-five (45) calendar days thereafter.

(b)    Delivery of and Access to Materials and Information. Prior to the Effective Date, Seller delivered or caused to be delivered to Buyer and/or made available to Buyer in the electronic "war room" created for the Property copies of the following additional items, to the extent such items are, to Seller's Knowledge (as defined below), in Seller's possession or control and to the extent that the items do not contain any Proprietary and Confidential Items:

(i)The Ground Lease;
(ii)A current rent roll to be updated as of the date of Closing, and certified by Seller at Closing;
(iii)Copies of real property tax bills (including special assessments, if any) for the Real Property for the past three years;
(iv)Copies of any environmental report relating to the Real Property;
(v)Copies of existing tenant leases and any known sub-leases;
(vi)Copies of existing maintenance agreements and other existing service contracts relating to the operation of the Real Property;
(vii)Copies of the 2014 operating and capital budgets;
(viii)Copies of Seller's operating statements for the Real Property, including income and expense statements for the years 2011, 2012 and 2013;
(ix)Copy of Seller's current year-to-date operating statements for the Real Property, including income and expense statements for 2014;
(x)Copies of the certificates of occupancy for the Real Property; and
(xi)A schedule listing and specifically identifying such personal property, if any, located on or in, or used in connection with, the Real Property to be retained by Seller (the "Excluded Property Schedule").
In addition, Seller shall from time to time during the Due Diligence Period deliver or otherwise make available to Buyer for Buyer's review and inspection, and in each case only to the extent the materials are in Seller's possession or control, copies of such other documents, materials

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and information materially relating to the ownership or operation of the Property that Buyer reasonably requests, including without limitation correspondence with tenants under the Tenant Leases, but excluding any Proprietary and Confidential Items.
All of the foregoing items described in this Section 4(b) are herein collectively referred to as the "Due Diligence Items". Buyer specifically acknowledges and agrees that, except as otherwise expressly provided in this Agreement or in the Deed, the Assignment and Assumption of Ground Lease, the Bill of Sale, the Assignment and Assumption of Contracts and Intangible Property and/or the Assignment and Assumption of Tenant Leases delivered by Seller at Closing pursuant to this Agreement (collectively, the "Conveyance Documents"), Seller makes no representations or warranties regarding the completeness, accuracy, or effectiveness of the PTR, the Survey, and the Due Diligence Items, and that Buyer is relying solely upon its own inspection, investigation and analyses of the Property, and that Buyer is purchasing the Property in AS-IS condition, WITHOUT WARRANTIES OR REPRESENTATIONS, as more fully set forth in Section 5 hereof.

(c)    Entry; Inspection. Buyer shall have the right, subject to the provisions of this Section 4(c) and at Buyer's sole expense, to conduct such independent reviews, inspections, and investigations, and other customary analyses and studies, as Buyer, in its discretion, deems necessary or appropriate concerning Buyer's acquisition, ownership and intended use of the Property or the suitability and acceptability of the Property for Buyer's intended purposes. During the Due Diligence Period, and thereafter, so long as this Agreement has not been terminated as provided herein, Seller shall provide Buyer, its officers, directors, employees, agents, consultants and contractors (individually, a "Buyer Party" and collectively, "Buyer Parties") with reasonable access to the Property for the purpose of conducting reviews, inspections and investigations pursuant to this Section 4(c). Buyer agrees that in conducting such reviews, inspections and investigations:

(i)No Buyer Party shall conduct, or cause to be conducted, any testing, boring, destruction, removal or opening of any portion of the Land or the Improvements, including without limitation, any environmental testing or any collection of asbestos, water, radon, soil or air samples, without the specific prior written consent of Seller, which consent may be conditioned or withheld by Seller in its sole discretion. No Buyer Party shall disturb any asbestos that may be on or in the Property.

(ii)Buyer Parties shall not damage any part of the Property or any property owned or held by any tenant or third party.

(iii)Buyer acknowledges and agrees that its inspection rights hereunder shall be subject to the rights of any and all tenants occupying the Property and the rights of any person held under any grant of easement or other document recorded against the Property, including, without limitation, the right of quiet enjoyment. Buyer Parties shall not interfere with the use or occupancy of the Real Property by any tenant, licensee, property manager, leasing agent, service contractor, contractor, or invitee.

(iv)Neither Buyer nor any other Buyer Party shall cause, or commit any act or neglect that causes the Property, or any portion thereof, to become subject to any attachment,

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judgment, lien, charge or encumbrance of any kind. In the event that any lien is placed upon all or any portion of the Property resulting directly or indirectly from, or in connection with, any entry onto the Property (whether or not permitted by this Agreement) by Buyer or any other Buyer Party, Buyer shall, without delay, pay and discharge or bond and discharge such lien. If Buyer fails to do so within ten calendar days after written demand from Seller, Seller shall be entitled to take such steps as Seller deems necessary to discharge and remove the same, including payment of amounts claimed due and owing, and Buyer shall be liable for all such amounts actually paid, and all reasonable costs and expenses relating thereto, including, without limitation, attorneys' fees and costs of litigation.

(v)Buyer shall be fully liable for, and shall immediately repair, any damage, impact, or disturbance to the Property directly or indirectly caused by any acts of Buyer or any other Buyer Party. Buyer shall restore the Property to the condition it was in immediately prior to such damage, impact or disturbance, including, but not limited to, the immediate removal of anything placed on the Real Property by a Buyer Party. Buyer shall without delay inform Seller if a Buyer Party creates a condition on the Property which Buyer reasonably believes will give rise to a liability or claim for damages against Seller or would result in any occurrence or finding which would require notice to any governmental agency under any applicable law. Buyer Parties shall without delay on completion of each test or inspection of or upon the Property fully restore the Property to its condition as existed before any such test or inspection was undertaken.

(vi)Buyer agrees that any entry onto the Real Property by Buyer or other Buyer Party shall be at their own risk. Buyer shall further be responsible for the protection of any or all personal property of Buyer Parties that may be brought onto the Real Property. Buyer, on behalf of itself and any other Buyer Party, hereby assumes all known and unknown risks associated with entry onto the Real Property and/or use of the Real Property or activities conducted on the Real Property. Seller shall incur no liability or obligation of any nature to Buyer or any other Buyer Party as a result of Buyer's or any other Buyer Party's entry onto, occupancy, and/or use of the Real Property or activities conducted on the Real Property (whether or not permitted by this Agreement). Buyer shall indemnify, defend and hold harmless Seller and the Released Parties (as defined below) from and against all costs, expenses, damages, liabilities, liens or claims, including reasonable attorneys' fees relating thereto, arising out of or in connection with, any entry onto, occupancy and/or use of the Real Property or the activities conducted on the Real Property (whether or not permitted by this Agreement) by Buyer or any other Buyer Party, or resulting from any condition of the Property created by or in connection with any entry onto the Real Property by any of the Buyer Parties. The provisions of this paragraph shall not be limited by the availability, limits or coverage of insurance carried by Buyer or any other Buyer Party, or required hereunder.

(vii)Buyer shall obtain and maintain, and provide Seller with satisfactory certificates of insurance naming Seller as an additional insured on all policies, with the exception of the Worker's Compensation and Employer's Liability policies, evidencing that Buyer and all other Buyer Parties have in full force and effect, the following:

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(A) Commercial general liability insurance coverage for bodily injury and property damage. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollars ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000); and

(B) Business automobile liability coverage insuring bodily injury and property damage with a combined single limit of not less than One Million Dollars ($1,000,000) per accident for owned, non-owned and hired vehicles.

(viii)Buyer further agrees that:

(A) Any entry onto the Real Property, or inspection or investigation of the Property shall be conducted only upon at least forty-eight (48) hours' prior written notice to Seller through Seller's designated representative (Erik H. Boerstler, telephone number: (808) 544-1238, email address: eboerstler@shidler.com) and, if required by Seller, in the presence of a representative of Seller.

(B) Buyer Parties may not contact or have any discussions about the Property with any tenant, licensee, property manager, leasing agent, service contractor, contractor, lien holder or other party with any interest in or contractual relationship with respect to the Property, except in the ordinary course of business unrelated to Buyer's potential purchase of the Property, or with any governmental agent or agencies, without Seller's prior written consent, which consent may be conditioned or withheld by Seller in its sole discretion.

(C) Any proposed entry onto the Property by a Buyer Party shall be subject to Seller's reasonable scheduling requirements.

(D) Buyer Parties shall not provide any documents, reports or other materials relating to the Property to any person unless such provision has been approved in writing in advance by Seller, which approval may be conditioned or withheld by Seller in its sole discretion. Buyer Parties shall provide Seller or any Seller's Representative (defined below) with any materials, reports, studies or other information about the Property obtained by Buyer or Buyer Parties, other than Confidential and Proprietary Items, only upon Seller's request.

(E) Buyer Parties shall make clear to any person or group with whom they undertake any discussions that the same are confidential.

(F) Buyer shall give Seller the opportunity to have a representative present at any such discussions or entry onto the Real Property.

(G) Buyer Parties shall observe all appropriate safety precautions, and abide by and fully comply with, all laws, statutes, rules, regulations and ordinances now

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or hereafter made by any federal, state or local governmental authority, in entering onto the Real Property or conducting any activities on the Real Property.

(d)    Confidentiality. Buyer acknowledges and further agrees that (i) the Due Diligence Items and any other documents, materials and information relating to the Property, Seller or the transaction contemplated by this Agreement (whether or not in writing) disclosed or provided to Buyer by Seller or any Seller's Representative, or obtained or ascertained by Buyer in connection with Buyer's investigation of the Property and evaluation of the transaction contemplated by this Agreement (collectively, the "Evaluation Materials") are subject to that certain Confidentiality Agreement dated May 20, 2014 entered into by Buyer, a copy of which is attached hereto as EXHIBIT "8" (the "Confidentiality Agreement"), and (ii) Buyer shall strictly comply with the terms and provisions of the Confidentiality Agreement and that a default by Buyer thereunder shall constitute a default by Buyer under this Agreement.

(e)    Termination of Agreement. During the Due Diligence Period, Buyer shall determine whether it intends to proceed with its purchase of the Property. If Buyer elects to proceed with its purchase of the Property, Buyer shall deliver written notification thereof to Seller (the "Acceptance Notice") prior to expiration of the Due Diligence Period, whereupon Buyer will be deemed to have satisfied itself with the condition of the Property (as set forth in Section 5 hereof) and shall be an election by Buyer to proceed with its purchase of the Property, subject to the terms and provisions of this Agreement. If Buyer fails to provide the Acceptance Notice prior to the expiration of the Due Diligence Period, this Agreement shall terminate and the provisions of Section 7 hereof shall apply.

(f)    Survival. The covenants, agreements and obligations of Buyer set forth in this Section 4 shall survive Closing or earlier termination of this Agreement.

5.CONDITION OF PROPERTY "AS IS".

(a)    Acceptance of the Property. Buyer represents and warrants to Seller that Buyer is a sophisticated and experienced purchaser, owner and developer of commercial, office and retail property, and is relying solely upon its own inspection, investigation and analyses of the Property in entering into this Agreement, and, except as otherwise expressly provided in this Agreement or in the Conveyance Documents, is not relying in any way upon any representation, statement, agreement, warranty, study, report, description, or other information or material made by or furnished by either Seller, its managers, members, officers, directors, employees, attorneys, consultants, agents, representatives or affiliates (collectively "Seller's Representatives"), whether oral or written, express or implied, of any nature whatsoever regarding any such matters. Buyer acknowledges that it will be familiar with the Property and subject to the terms and provisions of Section 4 hereof, will have made such independent investigations as Buyer deems necessary or appropriate concerning the condition of the Property and the suitability and acceptability of the Property for Buyer's intended purposes, including but not limited to (i) the physical condition, size, dimensions, location and topography of the Real Property, (ii) the accuracy of any maps, floor plans, abstracts, sketches, drawings, schedules, or other documents relating to the Property, (iii)

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the accuracy of any statements, calculations, conditions, revenue or expense projections, or other information stated or set forth in any of the Due Diligence Items, or other books and records concerning the Property, (iv) any other physical conditions of or affecting the Property, including without limitation the presence of asbestos, lead paint or mold, (v) the availability or adequacy of access to the Property, or of water, sewage, gas, electrical or other utilities necessary for the use of the Property, (vi) Buyer's proposed use of the Property, including without limitation, investigations or analyses of applicable laws, statutes, rules, regulations, ordinances, limitations, governmental permits, dedications, fees, assessments, restrictions or requirements concerning the use, density, location or suitability of the Property or any existing or proposed development or condition thereof, (vii) the ability of Buyer to obtain any necessary governmental approvals or permits for Buyer's intended use or development of the Property, (viii) the locale and environs of the Property, the leasing or sales market for the Property, and any market assumptions utilized by Buyer in its analyses of the Property and determination of the Purchase Price, including without limitation, projected sales prices, rental rates, leasing costs, vacancy and absorption rates, land values, construction costs, maintenance and operating costs, and financing costs, (ix) the compliance or non-compliance of the Property with any Environmental Law (as defined below) and other applicable laws, (x) the zoning of the Property, (xi) all matters disclosed (or which should have been identified and disclosed) in the PTR, the Updated PTR, if any, the Title Commitment, if any, the Survey, and/or the Updated Survey, if any, (xii) any facts that would be disclosed by a physical inspection of the Property, (xiii) all matters disclosed or described in the Due Diligence Items, and (xiv) all other matters concerning the ownership, management, condition, use, development or sale of the Property. Buyer is relying solely upon its own inspection, investigation and analyses of the Property in entering into this Agreement and consummating Closing, and, except for the covenants, representations and warranties of Seller, or either of them, to Buyer expressly set forth in this Agreement, or in any of the Conveyance Documents: (A) Buyer is not relying upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or any Seller's Representative, whether oral or written, express or implied, of any nature whatsoever; (B) BUYER IS ACQUIRING THE PROPERTY IN "AS IS", "WHERE-IS" CONDITION, "WITH ALL FAULTS" in its present state and condition as of Closing, with no right of set-off or reduction in the Purchase Price; and (C) Seller makes no representation or warranty concerning the Property.

As used herein: "Environmental Law" refers to any and all federal, state or local laws, ordinances, rules or other requirements of any governmental body relating to environmental conditions or industrial hygiene, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f through 300j, and the Hawaii Environmental Response Law, Hawaii Revised Statutes, Chapter 128D.

(b)    Buyer's Release and Waiver. Subject to representations and warranties of Seller, or either of them, expressly set forth in this Agreement or in any of the Conveyance Documents,

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Buyer hereby releases, remises, acquits and forever discharges Seller, Seller's affiliates, Seller's successors and assigns, and their respective affiliates, members, managers, directors, officers, shareholders, partners, employees, agents, representatives, consultants and attorneys and their respective affiliates, successors and assigns (collectively, the "Released Parties"), from and against, and hereby waives, any and all claims, causes of actions, suits, legal or administrative orders or proceedings, demands, damages, punitive damages, losses, costs, liabilities and expenses, whether known or unknown, arising out of or in any way relating to, the following, excluding however, matters arising from Seller’s fraud or intentional misrepresentation: (i) the completeness or accuracy of any and all materials, data and information regarding the Property, including, without limitation, the PTR, the Updated PTR, the Survey, the Updated Survey and the Due Diligence Items, (ii) the physical condition of the Property, (iii) the existence or presence of any Hazardous Materials (as defined below), asbestos, mold or lead paint on, under or about the Property and/or the release or discharge of any Hazardous Materials from the Property, and (iv) the violations of any applicable statutes or laws with regard to the Property, including any Environmental Law, in each case whether existing prior to or after Closing. As used herein, "Hazardous Materials" means and includes any and all substances regulated by, or defined as included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", or "toxic substances" under, any Environmental Law.

(c)    Merger of Leased Fee Interest and Leasehold Interest. Seller makes no representation or warranty regarding whether the Leasehold Interest will be deemed to be merged with the Leased Fee Interest upon Closing. Buyer shall conduct its own evaluation of the issue of merger.

(d)    Survival. Any provision in this Agreement or in any Conveyance Document to the contrary notwithstanding, Buyer's undertakings and agreements set forth in this Section 5 shall survive Closing or earlier termination of this Agreement.

6.CONDITIONS TO CLOSING.

(a)    Buyer's Conditions Precedent. Seller and Buyer agree that Buyer's obligation to complete and consummate the transaction contemplated by this Agreement, and to proceed with Closing hereunder, is subject to the satisfaction on or before Closing of each of the following conditions precedent:

(i)Seller's Representations and Warranties. There shall not be any material misstatement or omission in any of Seller's representations or warranties contained in this Agreement. The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on or as of the Closing Date, with modifications as permitted under this Agreement.

(ii)Seller's Performance. All covenants and agreements made by Seller which are to be completed on or before Closing shall have been performed in all material respects and all documents to be delivered by Seller at or prior to Closing shall have been delivered.

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(iii)Tenant Estoppel Certificates. Not less than five calendar days prior to the Closing Date, Seller shall have obtained and delivered to Buyer duly executed estoppel certificates (each, a "Tenant Estoppel Certificate") substantially in the form of EXHIBIT "9" attached hereto, or covering estoppel matters required under the respective tenant's lease, made in favor of Buyer, which shall be dated no earlier than the Effective Date and which shall contain no Material Objection Matter (as defined below) from (a) the following tenants, to the extent that their leases have commenced and are still in effect as of Closing: (1) College of Intercultural Communications, Inc., and (2) Tissue Genesis, Inc., and (b) tenants occupying, in the aggregate, at least sixty percent (60%) of the leased area under the remaining Tenant Leases (the "Tenant Estoppel Certificate Condition"). For purposes of this Section 6(a)(iii), "Material Objection Matter" shall mean any omission or statement in or modification to a Tenant Estoppel Certificate which indicates any of the following: (A) that Seller is in default under a Tenant Lease, (B) that there is a change in any material financial or economic term of a Tenant Lease such that the same is materially inconsistent with the information in the Tenant Lease materials as included among the Due Diligence Items, or (C) any claims of right of first refusal, first offer, or rights of purchase not contained in the Tenant Lease. For each of the remaining Tenant Leases (Tenant Leases other than those described in clauses (a) and (b) above), Seller shall have obtained and delivered to Buyer, at Closing, either (i) a duly executed estoppel certificate dated no earlier than the Effective Date in the form of Exhibit "9" attached hereto, or covering estoppel matters required under the respective tenant's lease, or (ii) City Center, LLC's written certificate (a "Seller Tenant Lease Certificate"), in the form of EXHIBIT "10' attached hereto, certifying to Seller’s Knowledge, as to whether any material default then exists by City Center, LLC under the applicable Tenant Lease, but not any other matter which would have been covered by an estoppel certificate if obtained from such tenant. The signed certificates described in this paragraph from such tenants or City Center, LLC, as the case may be, are referred to herein as the "Tenant Estoppels". Buyer acknowledges that Seller's only obligation hereunder is to use commercially reasonable efforts to obtain the Tenant Estoppels subject to the terms of the Tenant Leases, and any failure of Seller to satisfy this condition prior to Closing shall not constitute a default under this Agreement.
(iv)No Legal Actions. No action or proceeding shall have been instituted and no bona fide action or proceeding shall have been threatened by anyone not a party to this Agreement on or prior to Closing which calls into question or seeks to set aside the performance of Buyer's or Seller's obligations hereunder.
(v)Condition of the Property. The condition of the Property shall not have changed after the Effective Date in a manner which materially adversely affects Buyer's intended use of the Property.
(vi)Buyer's Title Policy. If prior to the end of the Due Diligence Period, Buyer shall have obtained the Title Commitment in accordance with Section 3(c) hereof, Buyer shall have received the Title Company's confirmation of its intention to issue Buyer's Title Policy in accordance with the Title Commitment, effective as of Closing; provided that Buyer shall act in diligent good faith to cause such confirmation.

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Neither Seller nor Buyer shall act or fail to act for the intended purpose of permitting or causing any of the foregoing conditions to Buyer's obligations to fail. If any of the foregoing conditions to Buyer's obligations have not been satisfied on or before the Scheduled Closing Date, and such condition has not previously been waived by Buyer, Buyer may either (i) waive such condition to Buyer's obligations, in which event the transaction contemplated by this Agreement shall close in accordance with the terms hereof (provided all other conditions precedent have been either waived or satisfied as provided herein), or (ii) terminate this Agreement in accordance with Section 7 hereof. If Buyer fails to take an action in clause (i) or (ii) hereof within one business day of the Scheduled Closing Date, such failure shall be deemed an election by Buyer to terminate this Agreement. The foregoing shall not limit Buyer from exercising the remedies available to Buyer upon a default by Seller as provided in Section 13(b) hereof.

(b)    Seller's Conditions Precedent. Seller and Buyer agree that Seller's obligation to complete and consummate the transaction contemplated by this Agreement, and to proceed with Closing hereunder, is subject to the satisfaction on or before Closing of each of the following conditions precedent:

(i)Buyer's Representations and Warranties. There shall not be any material misstatement or omission in any of Buyer's representations or warranties contained in this Agreement. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on or as of the Closing Date, with modifications as permitted under this Agreement.

(ii)Buyer's Performance. All covenants and agreements made by Buyer which are to be completed on or before Closing shall have been performed in all material respects, all documents to be delivered by Buyer at or prior to Closing shall have been delivered, and Buyer shall have deposited into Escrow all sums to be deposited by Buyer prior to Closing, including without limitation the Closing Payment in accordance with Section 2(b)(iii) hereof into Escrow.

(iii)No Legal Actions. No action or proceeding shall have been instituted and no bona fide action or proceeding shall have been threatened by anyone not a party to this Agreement on or prior to Closing which calls into question or seeks to set aside the performance of Buyer's or Seller's obligations hereunder.

Neither Seller nor Buyer shall act or fail to act for the intended purpose of permitting or causing any of the foregoing conditions to Seller's obligations to fail. If any of the foregoing conditions to Seller's obligations have not been satisfied on or before the Scheduled Closing Date, and such condition has not previously been waived by Seller, Seller may either (i) waive such condition to Seller's obligations, in which event the transaction contemplated by this Agreement shall close in accordance with the terms hereof (provided all other conditions precedent have been either waived or satisfied as provided herein), or (ii) terminate this Agreement in accordance with Section 7 hereof. If Seller fails to take an action in clause (i) or (ii) hereof within one business day

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of the Scheduled Closing Date, such failure shall be deemed an election by Seller to terminate this Agreement. The foregoing shall not limit Seller from exercising the remedies available to Seller upon a default by Buyer as provided in Section 13(a) hereof.

(c)    Hart-Scott Act. Buyer and Seller agree that compliance with the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"), as amended, is not required for the transactions contemplated under this Agreement. If the Federal Trade Commission or United States Department of Justice should hereafter determine that the transaction described herein is subject to the reporting requirements of the Hart-Scott Act, then each Party shall forthwith proceed to make the required reporting and filings and take all other actions necessary or advisable to comply with the Hart-Scott Act and the rules and regulations thereunder as expeditiously as reasonably possible. Any filing fees shall be shared equally by Buyer and Seller.

7.TERMINATION OF AGREEMENT. If this Agreement is terminated for any reason expressly provided under the terms of this Agreement other than in accordance with Section 13 hereof, (a) within two business days following such termination, Escrow Agent shall release to Buyer the Deposits to the extent made, plus accrued interest thereon, (b) all documents deposited with Escrow Agent by Buyer shall be returned to Buyer, and all documents deposited with Escrow Agent by Seller shall be returned to Seller, (c) each Party shall pay one-half the amount of any Escrow Cancellation Charges (as defined below), and (d) neither Party shall have any further obligations to the other hereunder, except for those obligations and indemnities which are expressly made to survive termination of this Agreement.

8.REPRESENTATIONS AND WARRANTIES.

(a)    Seller's Representations and Warranties. Each Seller makes the following representations and warranties to and for the benefit of Buyer, only with respect to such Seller and such Seller's respective interests in the Property, which representations and warranties shall be true and correct as of the Effective Date and as of the Closing Date:

(i)Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Hawaii.

(ii)Authorization. Seller has full power and authority to enter into this Agreement, and, as of the Closing Date, has the corporate authority to perform, or cause to be performed, its obligations hereunder. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated herein will have been duly and validly authorized by all necessary action and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The persons executing this Agreement have full authority and power to execute this Agreement on behalf of Seller and have full authority and power to bind Seller to all the terms and provisions of this Agreement.

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(iii)Bankruptcy Proceedings. There are no actions, voluntary or otherwise, pending or, to Seller's Knowledge (as defined below), threatened against Seller under the bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction. Seller is not insolvent nor has Seller (A) made a general assignment for the benefit of its creditors, (B) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (C) suffered the attachment or other judicial seizure of any of its assets, or (D) made any plans to file any voluntary petition in bankruptcy, and will not do so within one hundred eighty days of Closing.

(iv)No Condemnation. Except as may be disclosed by Seller to Buyer, to Seller's Knowledge, Seller has not received notice of any, and there is no, pending or threatened condemnation, eminent domain or similar proceedings affecting the Property or any portion thereof.

(v)OFAC. To Seller's Knowledge, neither it nor any of its affiliates, nor any of their respective members, officers or directors is, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, to the best of their knowledge, engage in any dealings or transactions with or be otherwise associated with such persons or entities; provided, however, Seller makes no representation of the foregoing with respect to any of its public shareholders.

(vi)No Conflicting Agreements. To Seller’s Knowledge, neither the execution nor delivery of this Agreement, nor consummation of the transaction contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Seller is a party, or constitute a default thereunder.

(vii)Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Seller’s Knowledge, threatened against or affecting Seller or the Property: (i) that could reasonably be expected to materially adversely affect the current use or operation of the Property or (ii) that could reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement.

(viii)Tenant Leases. The Schedule of Tenant Leases sets forth a true and complete list of all leases and other agreements to occupy a portion of the Real Property as of the Effective Date. Except as may be disclosed by Seller to Buyer, no tenant has a right of first refusal to purchase the Real Property.
(ix)Contracts. To Seller's Knowledge, there are no contracts to provide services to the Property except as specifically identified on the Contracts Schedule, and except for existing management agreements which will be terminated prior to Closing and employment agreements with employees employed by Seller. To Seller's Knowledge, except for amounts

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to be prorated pursuant to and in accordance with Section 12 hereof, there are no outstanding amounts due by Seller under any of the Contracts that would constitute a default under the respective Contract.
(x)Compliance with Law. Except as may be disclosed by Seller to Buyer, Seller has not received from any governmental authority written notice of any currently existing violation of a governmental law, rule or regulation applicable to the Property that remains uncured. Buyer is hereby advised by Seller that Seller has a temporary elevator permit for the Improvements and is awaiting final inspection from the State of Hawaii for elevator permit renewal.

(xi)Environmental Laws. Except as may be disclosed by Seller to Buyer, Seller has not received any written notice from a governmental agency regarding the following with respect to the Real Property: (i) any past violations of any applicable Environmental Law that have not been corrected or (ii) any required corrective, investigatory or remedial obligations, arising under any applicable Environmental Law that have not been completed, in each case to the satisfaction of the applicable governmental authority. To Seller's Knowledge, there are no underground storage tanks located on or under the Real Property. Buyer is hereby advised by Seller that during a recent carpet replacement project, it was determined that there are asbestos-containing floor tiles in the elevator lobby of the 4th floor of the Improvements. Seller intends to have said asbestos-containing floor tiles removed from the elevator lobby prior to completion of the carpet replacement project.

As used in this Agreement, the term "to Seller's Knowledge" or words to that effect, means to the actual knowledge of Lawrence Taff, Chief Executive Officer of Pacific Office Properties Trust, Inc. ("Designated Individual") and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any Seller's Representative, or to impose upon such Designated Individual any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Anything contained in this Agreement to the contrary notwithstanding, there shall be no personal liability on the part of the Designated Individual arising out of any representation or warranty made herein.

(b)    Survival of Seller's Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the certifications contained in any Seller Tenant Lease Certificate shall survive Closing and not be merged therein for a period of six months after Closing, and Seller shall only be liable to Buyer hereunder for a breach of any warranty or representation set forth in this Agreement or for a breach of any certification in any Seller Tenant Lease Certificate with respect to which a claim is made by Buyer against Seller on or before the date that is six months after the Closing Date. Any provision in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller's warranties and representations set forth in this Agreement and for breaches of any Seller's certifications in any Seller Tenant Lease Certificate shall be limited to FIVE HUNDRED THOUSAND AND NO/100 U.S. Dollars (U.S. $500,000.00); provided, however, the foregoing shall not limit or restrict (i) the limited warranties of title expressly set forth in the Deed or the Assignment and Assumption of Ground Lease (ii) or any nonfrivolous claim based on Seller’s fraud or intentional misrepresentation. Notwithstanding the foregoing, however, if Closing occurs, Buyer hereby expressly waives,

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relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise, to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement as the result of any of Seller's warranties, representations or certifications being untrue, inaccurate or incorrect if Buyer knew or is deemed to have known that such representation, warranty or certification was untrue, inaccurate or incorrect at the time of Closing.

(c)    Buyer's Representations and Warranties. Buyer makes the following representations and warranties, to and for the benefit of Seller, which representations and warranties shall be true and correct as of the Effective Date (except as otherwise stated below) and as of the Closing Date:

(i)Organization. Buyer is a California limited liability company, duly organized, validly existing and in good standing, under the laws of its state of formation.

(ii)Authorization. Buyer has full power and authority to enter into this Agreement and, as of the Closing Date, has the authority to perform, or cause to be performed, its obligations hereunder. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated herein will have been duly and validly authorized by all necessary action and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The persons executing this Agreement have full authority and power to execute this Agreement on behalf of Buyer and have full authority and power to bind Buyer to all the terms and provisions of this Agreement.

(iii)Bankruptcy Proceedings. There are no actions, voluntary or otherwise, pending or, to Buyer's knowledge, threatened against Buyer under the bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction. Buyer is not insolvent nor has Buyer (A) made a general assignment for the benefit of its creditors, (B) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (C) suffered the attachment or other judicial seizure of any of its assets, or (D) made any plans to file any voluntary petition in bankruptcy, and will not do so within one hundred eighty days of Closing.

(iv)Conflicting Agreements. To Buyer's knowledge, neither the execution nor delivery of this Agreement, nor the consummation of the transaction contemplated herein, will conflict with, or result in a breach of, any contract, license or undertaking to which Buyer is a party, or constitute a default thereunder.

(v)Proceedings. No legal or administrative proceeding is pending or, to Buyer's knowledge, threatened against Buyer which would adversely affect its ability to consummate the transaction as contemplated in this Agreement.

(vi)Prohibited Persons and Transactions. To Buyer’s knowledge Buyer, nor any of its affiliates, nor, any of their respective members, officers or directors is a person or entity with whom U.S. persons or entities are restricted from doing business under the

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regulations of the OFAC of the Department of the Treasury (including those name on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, to the best of their knowledge, engage in any dealings or transactions with or be otherwise associated with such persons or entities; provided, however, Buyer makes no representation of the foregoing with respect to any shareholder of Buyer or any of its affiliates.

(vii)ERISA. Buyer will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Act of 1974 ("ERISA") and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Buyer shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

(d)    Survival of Buyer's Representations and Warranties. The representations and warranties contained in this Section 8 by Buyer are true, correct and complete and shall be deemed remade by Buyer as of Closing, with the same force and effect as if made at that time. Anything contained in this Agreement or the Conveyance Documents to the contrary notwithstanding, the representations, warranties and covenants of Buyer set forth in this Section 8, as well as the right and ability of Seller to enforce the same and/or to seek damages for its breach, shall survive Closing for a period of six months after Closing; provided, however, such limitation shall not limit or restrict any nonfrivolous claim based on Buyer's fraud or intentional misrepresentation.

(e)    Duty to Update. Prior to Closing, Seller and Buyer shall each promptly, upon such Party's acquiring of actual knowledge of any event or circumstance which makes any representation or warranty made by such Party hereunder materially untrue or misleading, provide the other Party with written notice of such event or circumstance. In such event, or if a Party otherwise discovers that any of the representations and warranties made herein by the other Party is not true in all material respects as if first made as of the date of such discovery, the Party's sole and exclusive remedy shall be: (i) to terminate this Agreement in accordance with the provisions of Section 7 hereof, unless the matters which cause such representations and warranties not to be true in all material respects is the result of a willful breach by the making Party of such representations and warranties, in which case the provisions of Section 13 hereof shall govern; or (ii) to proceed to Closing upon the terms and conditions set forth in this Agreement, subject to the matters which causes the representations and warranties not to be true in all material respects as if first made as of the date of such discovery and, in such a case, such representations and warranties shall be automatically modified to such extent and the making Party shall have no liability for the same.

9.COVENANTS.

(a)    Seller's Covenants. In addition to the other agreements and covenants of Seller set forth in this Agreement, between the Effective Date and Closing or earlier termination of this

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Agreement, each Seller covenants and agrees as follows with respect to its respective interests in the Property:

(i)Operation of the Property. Subject to the provisions of Section 14 hereof, Seller shall use commercially reasonable efforts to operate and manage the Property in its normal, ordinary and customary manner as of the Effective Date, and to maintain the Property in normal repair and working order.

(ii)Modification of Tenant Leases, New Tenant Leases. During the period between the end of the Due Diligence Period and Closing, Seller shall not enter into any new tenant lease or other occupancy agreement which will affect the Property after Closing and which is not terminable by the landlord upon thirty days notice, without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Buyer fails to notify Seller in writing of its disapproval within five business days after its receipt of the proposed modification, termination, eviction, new lease or new occupancy agreement, such failure shall be deemed consent by Buyer. All new leases and other occupancy agreements to which Buyer consents (or is deemed to have consented to) shall be assumed by Buyer at Closing. Except as expressly provided above, Seller shall have the right to modify or terminate any existing Tenant Lease, and to enter into any new lease or other occupancy agreement, in a manner generally consistent with the manner in which Seller has operated the Property prior to the Effective Date without the consent of Buyer; however, prior to the end of the Due Diligence Period, Seller shall notify Buyer of any proposed modifications or terminations of any existing Tenant Lease, or of any proposed new lease or other occupancy agreement to be entered into during the Due Diligence Period and give Buyer two business days to comment thereon.

(iii)Modification of Permitted Title Encumbrances. During the period between the end of the Due Diligence Period and Closing, Seller shall not enter into any new title exception, nor terminate, amend or modify any Permitted Exception, which would encumber or be binding on Buyer or the Property from and after Closing without in each instance obtaining the prior written consent of Buyer in each instance, which consent shall not be unreasonably withheld or conditioned. In the event Buyer fails to notify Seller in writing of its disapproval within five business days after its receipt of the proposed termination, amendment, modification, or new title exception, such failure shall be deemed consent by Buyer. All amended, modified or new title exceptions to which Buyer consents (or is deemed to have consented to) shall be assumed by Buyer at Closing, as applicable. Except as expressly provided above, Seller shall have the right to amend, modify or terminate any existing agreement, Permitted Exception, and to enter into any new title exception, contract or other agreement with respect to the Property, in a manner generally consistent with the manner in which Seller has operated the Property prior to the Effective Date without the consent of Buyer; however, prior to the end of the Due Diligence Period, Seller shall notify Buyer of any such amendments, modifications or terminations, or of any new title exception, contract or other agreement to be entered into during the Due Diligence Period and give Buyer two calendar business days to comment thereon.

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(iv)Tenant Estoppel Certificates. Seller shall promptly request and use commercially reasonable efforts to timely obtain a Tenant Estoppel Certificate from each tenant under the Tenant Leases as set forth in Section 6(a)(iii) hereof. Any provision in this Agreement to the contrary notwithstanding, Seller's only obligation hereunder is to use commercially reasonable efforts to obtain the Tenant Estoppel Certificates as provided herein, and any failure to obtain the Tenant Estoppel Certificates as provided herein shall not constitute a default by Seller hereunder.

(b)    Buyer's Covenants. In addition to the other agreements and covenants of Buyer set forth in this Agreement, Buyer covenants and agrees as follows:

(i)Third Party Consents. If the consent of any third party is required for the assignment or transfer of any Contract, Tenant Lease or Intangible Property to be assigned to Buyer pursuant to this Agreement, such assignment or transfer shall be subject to Buyer obtaining such consent, at Buyer's sole cost and expense. Anything contained in this Agreement to the contrary notwithstanding, the receipt of any such third party consent shall not be a condition to Closing hereunder.

(ii)Use of Tenant and Other Deposits. Buyer shall hold and apply any deposits transferred to Buyer pursuant to the Assignment and Assumption of Tenant Leases or the Assignment and Assumption of Contracts and Intangible Property, in accordance with the respective terms of the relevant Tenant Leases and Contracts, as applicable. The provisions of this Section 9(b)(ii) shall survive Closing.

10.ESCROW.

(a)    Opening. Immediately upon the Effective Date, Seller and Buyer shall open an escrow account ("Escrow") with Title Guaranty Escrow Services, Inc., at 235 Queen Street, Honolulu, Hawaii, Attention: Jeremy Trueblood ("Escrow Agent") for the purchase and sale of the Property pursuant to this Agreement. Delivery to Escrow Agent of a fully executed copy of this Agreement shall constitute the opening of Escrow. This Agreement shall constitute joint escrow instructions to Escrow Agent. Seller and Buyer may execute such additional instructions not inconsistent with the provisions of this Agreement. Seller and Buyer agree that, as between Seller and Buyer, if there is any conflict between the terms of this Agreement and the provisions of any additional escrow instructions, the terms of this Agreement shall control.

(b)    Cancellation. If Escrow fails to close due to Seller's default, Seller shall pay all Escrow Cancellation Charges. If Escrow fails to close due to Buyer's default, Buyer shall pay all Escrow Cancellation Charges. As used herein, the term "Escrow Cancellation Charges" means all fees, charges and expenses incurred or charged by Escrow Agent, including all expenses incurred or charged in connection with issuance of the PTR and other title matters. Nothing contained in this Section 10(b) is intended to limit either Seller or Buyer from exercising the remedies available upon default as set forth in Section 13 hereof.

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11.CLOSING.

(a)    Closing Date. As used in this Agreement, the term "Closing Date" means the date on which Closing occurs, and the term "Closing" shall refer to the recordation of the Deed, the Assignment and Assumption of Ground Lease, the delivery of the other Closing Documents (as defined below), and the final disbursal of funds by Escrow Agent, as provided in this Agreement. Closing shall take place on the date that is thirty calendar days after the expiration of the Due Diligence Period (the "Scheduled Closing Date") or such earlier date mutually agreed upon by Buyer and Seller. Any provision in this Agreement to the contrary notwithstanding, in no event shall Closing take place later than August 11, 2014.

(b)    Execution and Delivery of Closing Documents. On or before the time specified by Escrow Agent to consummate Closing as provided herein, CCLC, CC and/or Buyer, as appropriate, shall execute (with notary acknowledgment, as applicable) and submit to Escrow Agent the following items (the "Closing Documents") with respect to the respective property to be conveyed by each Seller:

(i)Deed. Three counterpart originals of the Deed.

(ii)Assignment and Assumption of Ground Lease. Three counterpart originals of the Assignment and Assumption of Ground Lease.

(iii)Conveyance Tax Certificates. One original of a conveyance tax certificate to accompany the Deed and one original of a conveyance tax certificate to accompany the Assignment and Assumption of Ground Lease.

(iv)Bill of Sale. Two counterpart originals of the Bill of Sale.

(v)Assignment and Assumption of Contracts and Intangible Property. Two counterpart originals of the Assignment and Assumption of Contracts and Intangible Property.

(vi)Assignment and Assumption of Tenant Leases. Two counterpart originals of the Assignment and Assumption of Tenant Leases.

(vii)Closing Statements. The closing statement for each Party, as prepared by Escrow Agent and approved by Seller or Buyer, as applicable.

(c)    Seller's Closing Deliveries. In addition to the Closing Documents as provided in Section 11(b) hereof, prior to the Closing Date (and within such timeframe as may be more specifically provided herein or required by Escrow Agent) Seller shall cause to be delivered to Escrow Agent the following items:

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(i)FIRPTA Affidavit. An affidavit of each Seller to the effect that the respective Seller, or its members, is not a "foreign person" as that term is defined in Section 1445(f)(3), Internal Revenue Code of 1986, as amended.

(ii)HARPTA Affidavit. A Hawaii Department of Taxation Form N-289 (or any successor to such form) to the effect that each Seller, or its members, is a "resident person" as that term is defined in Section 235-68, Hawaii Revised Statutes.

(iii)Mechanic's Lien Waivers/Affidavits. Duly executed mechanic's lien waivers/affidavits, as are reasonably required by the Title Company to issue Buyer's Title Policy, if applicable, in a form reasonably acceptable to Seller.

(iv)Other Affidavits/Certificates. Duly executed affidavits/certificates regarding parties in possession, as are reasonably required by the Title Company to issue Buyer's Title Policy, if applicable, in a form reasonably acceptable to Seller.

(v)Seller's Certificate. A certificate from each Seller confirming that the representations and warranties of the respective Seller as set forth in this Agreement are true and correct in all material respects as of the date of Closing.

(vi)Original Documents. Originals (or where appropriate, copies) of the Ground Lease, the Contracts, the Tenant Leases, and, as applicable, the Intangible Property to the extent the same are in Seller's possession and to the extent the same have not previously been delivered to Buyer.

(vii)Keys, Access Cards and Combinations. All keys, access cards and combinations to the Improvements, or any portion thereof, to the extent the same are in Seller's possession and to the extent the same have not previously been delivered to Buyer.

(viii)Notices of Sale. Notices to tenants under the Tenant Leases and to third parties under the Contracts, duly executed by Seller, in such form(s) as agreed by Seller and Buyer, pursuant to Section 3(i) hereof.

(ix)Good Standing. A certificate of good standing from the Department of Commerce and Consumer Affairs of the State of Hawaii for each Seller showing the respective Seller to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii,

(x)Resolutions; Evidence of Authority. A resolution of Seller authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such sale to execute, acknowledge and deliver such instruments and agreements on behalf of Seller, and such other resolutions, authorizations and/or evidence of authority as Buyer, Escrow Agent or the Title Company may reasonably require in connection with this transaction.

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(d)    Buyer's Closing Deliveries. In addition to the Closing Documents as provided in Section 11(b) hereof, prior to the Closing Date (and within such timeframe as may be more specifically provided herein or required by Escrow Agent) Buyer shall cause to be delivered to Escrow Agent the following items:

(i)Closing Payment. The Closing Payment pursuant to Section 2(b)(iii) hereof.

(ii)Good Standing Certificate. A certificate of good standing from the Department of Commerce and Consumer Affairs of the State of Hawaii showing Buyer to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii.

(iii)Resolutions; Evidence of Authority. A resolution of Buyer authorizing the purchase of the Property pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such purchase to execute, acknowledge and deliver such instruments and agreements on behalf of Buyer and such other resolutions, authorizations and/or evidence of authority as Seller, Escrow Agent or the Title Company may reasonably require in connection with this transaction.

(iv)Third Party Consents. The consents of any third parties which are required to assign or transfer all of Seller's rights, title and interest in and to, and obligations under the Contracts, Tenant Leases and/or Intangible Property to Buyer as provided in Section 9(b)(i) hereof.

(e)    Closing Costs. Except as otherwise specifically provided in this Agreement, Seller shall be responsible for all closing costs incurred by Seller, and Buyer shall be responsible for all closing costs incurred by Buyer, including each of their respective attorneys' fees.

(i)    Seller's Closing Costs. At Closing (if not earlier paid), Seller shall pay the following: (A) the cost, if any, to cure any Title Defect that Seller agrees to cure under Section 3(b) hereof, (B) all of the costs to record the Deed and the Assignment and Assumption of Ground Lease, (C) conveyance taxes payable in connection with the sale by Seller of the Property to Buyer, (D) the premium for the base (i.e. standard owner's coverage) portion of Buyer's Title Policy (excluding all of the costs for any extended coverage and/or any endorsements to Buyer's Title Policy other than such endorsements that may, at Seller's sole discretion, be issued by the Title Company to cure a Title Defect that Seller has agreed to cure under Section 3(b) hereof), if applicable, (E) one-half (½) of Escrow Agent's fees, (F) all recording fees and other costs, if any, for the release from the Property of all Monetary Liens and for other releases, discharges or other curative documents which Seller is required to deliver pursuant to this Agreement, and (G) all costs and expenses incurred in connection with any Seller's Exchange (defined below).

(ii)    Buyer's Closing Costs. At Closing (if not earlier paid), Buyer shall pay the following: (A) the cost of the Updated PTR, if any, pursuant to Section 3(a)(ii) hereof, (B) the cost of the Updated Survey, if any, pursuant to Section 3(a)(i) hereof, (C)  all of the

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cost of any extended coverage and/or any extra endorsements to Buyer's Title Policy, if applicable, (D) one-half (½) of Escrow Agent's fees, and (E) all costs and expenses incurred in connection with any Buyer's Exchange (defined below).

(iii)    Other Closing Costs. Escrow Agent shall apportion all other closing costs, if any, in a manner customary for real estate transactions of this nature in the State of Hawaii, or, if there is no custom, such other closing costs shall be split equally between Seller and Buyer.

(f)    Closing. Provided that all conditions to Closing have been satisfied or waived in accordance with this Agreement, the following shall occur on the Closing Date:

(i)Recordation. Escrow Agent shall cause the Deed and the Assignment and Assumption of Ground Lease to be duly recorded in the Bureau of Conveyances of the State of Hawaii.

(ii)Disbursal of Purchase Price. Escrow Agent shall disburse to (or as directed by) Seller the Purchase Price, less Seller's share of the closing costs and as adjusted by applicable credits, charges and prorations as provided herein.

(iii)Delivery of Closing Documents. Escrow Agent shall deliver fully executed counterpart originals of the Closing Documents to Buyer and to Seller, and shall deliver all other items held in Escrow to the party entitled thereto or benefitted thereby.

(iv)Possession. Possession of the Property shall be delivered to Buyer, subject to such rights constituting or arising out of the Permitted Exceptions, including, without limitation, the rights of tenants under the Tenant Leases.

12.PRORATIONS AND APPORTIONMENTS.

(a)    Proration and Apportionment. The items set forth below shall be prorated and apportioned between Buyer and Seller as provided below. For purposes of this Section 12, all prorations to occur as of the Closing Date shall be determined as of 11:59 p.m. Hawaii Standard Time on the date immediately preceding the Closing Date, as though Buyer held title to the Property throughout the entire day on which Closing occurs. Such prorations and adjustments shall be made on the basis of a 365-day year for items payable on an annual or semi-annual basis, and on the number of days in the calendar month in which Closing occurs for items payable on a monthly basis.

(i)Taxes on Gross Receipts. Gross income and other taxes and charges, if any, payable on account of any rents and/or income derived from the Property or the business conducted on or within the Real Property, including, without limiting the generality of the foregoing, Hawaii general excise taxes (but not any taxes based on the net income of Seller, the liability for all of which shall remain with Seller) shall be prorated as of the Closing Date.

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(ii)Real Property Taxes. All real property taxes and assessments for the fiscal year in which Closing occurs shall be prorated as of the Closing Date. Installments for any special assessments for improvements to the Property which accrue prior to the Closing Date shall be paid by Seller, and installments for any special assessments for improvements to the Property which accrue after the Closing Date shall be paid by Buyer; provided, however, that with respect to any assessment payable in installments, all installments due and payable prior to the Closing Date shall be paid by Seller, and all installments due and payable on or after the Closing Date shall be paid by Buyer. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill or on such other basis as Escrow Agent may require and adjusted as necessary post-Closing pursuant to Section 12(c) and Section 12(d) hereof.

(iii)Personal Property Taxes. Buyer shall pay to Seller the amount of any and all sales or similar taxes, if any, payable in connection with the sale of the Tangible Personal Property or Intangible Personal Property, and Buyer shall execute and deliver any tax returns in connection therewith.

(iv)Prepaid Expenses. Buyer shall be charged for those prepaid expenses paid by Seller allocable to any period from and after the Closing Date, including, without limitation, prepaid rents under any equipment lease, annual permit and inspection fees, and fees for licenses paid by Seller to third parties to the extent the same are transferable hereunder, are in fact transferred hereunder to Buyer at Closing and remain on deposit for the benefit of Buyer.

(v)Utility Charges. All utility services provided to the Real Property in Seller's name shall be terminated effective as of the Closing Date, and Buyer shall be responsible for its own utility services thereafter. Utility charges including, without limitation, electricity, gas, telephone, cable television, water and sewer charges, if any, shall be prorated as of the Closing Date. Seller shall receive a credit for all deposits for utilities, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer of any such utility charges. Where possible, cutoff readings will be secured for all utilities as of the Closing Date. To the extent they are not available, the cost of such utilities shall be apportioned between the Parties on the basis of the latest bill for such service and adjusted as necessary post-Closing pursuant to Section 12(c) and Section 12(d) hereof.

(vi)Tenant Leases and Contracts. Except as otherwise provided herein, any amounts actually collected under the Tenant Leases and any amounts paid or payable and received under the Contracts shall be prorated as of the Closing Date. Any additional amounts not known at Closing will be part of the post-Closing adjustments contemplated herein. Buyer shall be entitled to a credit for all security and other deposits held by Seller as of the Closing Date with respect to the Tenant Leases being conveyed to Buyer at Closing to the extent that such deposits are not transferred to Buyer at Closing.

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(vii)Accounts Payable and Receivable. All accounts payable and expenses related to operations of the Property which have accrued before the Closing Date shall, except as otherwise expressly provided herein, be paid by Seller on or before the Closing Date and all accounts payable and expenses arising after the Closing Date which are incurred by or at the direction of Buyer outside of this Agreement will be Buyer's sole responsibility. Buyer shall not acquire accounts receivable from Seller, and there shall be no adjustments or prorations therefor; provided, however, that Buyer shall use reasonable efforts (excluding litigation and other collection procedures) for a period of six months after the Closing Date to collect on behalf of Seller all accounts receivable outstanding as of Closing. Buyer shall remit all amounts collected therefor to Seller upon Buyer's receipt of same. Buyer shall also remit to Seller, upon Buyer's receipt of the same, all other amounts received by Buyer in payment of Seller's accounts receivable, at any time thereafter. For the period from the Closing Date to six months thereafter, Seller shall have the right, but not the obligation, to institute a lawsuit or other collection procedure or action to collect any past due rents or other amounts due under the Tenant Leases prior to Closing. Any past due rents or other amounts due under the Tenant Leases prior to Closing paid directly to Seller specifically in settlement of such amounts shall be retained by Seller. Any rents collected from former tenants whose lease was terminated prior to Closing shall be Seller's property.

(viii)Leasing Commissions. With respect to Tenant Leases executed prior to Closing: (A) Buyer shall be responsible for all leasing commissions which are payable from and after Closing, and (B) Seller shall pay or otherwise be responsible for all leasing commissions paid or payable prior to Closing, except that Buyer shall assume and pay or otherwise be responsible for all leasing commissions which are paid or payable with respect to new Tenant Leases entered into and delivered by Seller after the Effective Date in accordance with Section 9(a)(ii) hereof, and any Tenant Lease executed prior to the Effective Date which takes effect after Closing. If as of the Closing Date, Seller shall have paid any leasing commissions for which Buyer is responsible pursuant to the foregoing, the value of such leasing commissions shall be determined as of the Closing Date and such amount shall be paid by Buyer to Seller at Closing.

(ix)Tenant Lease Concessions. With respect to Tenant Leases executed prior to Closing: (A) Buyer shall be responsible for all Tenant Lease Concessions (as defined below) which are payable from and after Closing, and (B) Seller shall pay or otherwise be responsible for all Tenant Lease Concessions which are paid or payable prior to Closing, except that Buyer shall assume and pay or otherwise be responsible for all Tenant Lease Concessions which are paid or payable with respect to new Tenant Leases entered into and delivered by Seller after the Effective Date in accordance with Section 9(a)(ii) hereof, and any Tenant Lease executed prior to the Effective Date which takes effect after Closing. If as of the Closing Date, Seller shall have paid any Tenant Lease Concessions for which Buyer is responsible pursuant to the foregoing, the value of such Tenant Lease Concessions shall be determined as of the Closing Date and such amount shall be paid by Buyer to Seller at Closing. As used herein, "Tenant Lease Concessions" means and includes any payment, expense or rent concession required under any of the Tenant Leases to be paid or incurred by, or charged to, the landlord or lessor thereunder to or for the benefit of the tenant or

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lessee thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs and allowances, lease buy-outs, moving allowances, and "free rent" periods.

(x)Other Prorations. Other customary prorations, if any, shall be prorated or apportioned between Seller and Buyer as of the Closing Date.

(b)    Allocation of Payments Received after Closing Date. Except as otherwise provided in Section 12(a)(vii) hereof, the following allocations shall be utilized for payments received by Buyer after Closing from persons having unpaid obligations under the Contracts or the Tenant Leases:

(i)Payments specifying application to specific obligations shall be allocated to such obligations.

(ii)Payments not specifying application to specific obligations shall be first allocated to any obligations accruing before the Closing Date and paid to Seller.

(iii)Payments not allocated pursuant to (i) or (ii) above shall be allocated next in priority to any obligations accrued after the Closing Date and paid to Buyer.

(c)    Procedure; Post-Closing Adjustment. Seller and Buyer shall jointly and in good faith (i) account for all items to be prorated or apportioned pursuant to this Section 12, and (ii) determine the amount of such prorations and apportionments as provided in this Section 12. If at any time prior to the first anniversary of the Closing Date either Buyer or Seller discovers any items which should have been included in the prorations and apportionments but which were omitted therefrom, or any material error in the computation thereof, such items shall be promptly adjusted as of the Closing Date. Either Party owing the other Party a sum of money based upon any such adjustment after the Closing Date shall promptly pay that sum to the other Party.

(d)    Final Proration of Rent, Certain Other Items. Without limiting the generality of Section 12(c) hereof, final prorations of rent and charges under the Tenant Leases, including, without limitation, any common area maintenance contributions, operating expenses, air conditioning charges, utility charges, real property taxes and other sums payable by tenants under the Tenant Leases, and other apportionable items which are dependent for their calculation upon the economic performance of the Property (or a portion thereof) over a specified interval of time or which are not due and payable until after the Closing Date (or are adjustable after the Closing Date) shall be accomplished as follows: Buyer and Seller shall await the expiration of the specified interval to determine the proration, and Seller and Buyer shall then prorate the item by allocating to Seller the product of such apportionable item for the entire interval multiplied by a fraction, the numerator of which is the number of days within the specified interval which occurred before the Closing Date and the denominator of which is the total number of days in the specified interval; provided, however, that all final prorations shall be calculated within ninety days after the first anniversary of Closing.

(e)    Survival. The provisions of this Section 12 shall survive Closing.

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13.DEFAULT AND REMEDIES.

(a)    Buyer's Default; Liquidated Damages.   In the event of Buyer's material default in the performance of any obligation or covenant under this Agreement prior to Closing, Seller shall have available to it all remedies at law and in equity, including without limitation the right to recover damages (the liquidated damages provision contained in this Section shall not apply to, nor limit, nor be an offset against such recoverable damages), to sue for specific performance, or to terminate this Agreement. The foregoing sentence notwithstanding, in the event of Buyer's material default in the performance of any obligation or covenant under this Agreement prior to Closing which prevents Closing from taking place as provided in this Agreement, Seller shall have the right, in Seller's sole discretion, to terminate this Agreement and shall be entitled to retain the amount of the Deposits to be paid as provided in this Agreement, plus accrued interest thereon, as liquidated damages. Seller and Buyer expressly acknowledge and agree that in the event of such a default under this Agreement by Buyer, (i) Seller will be materially damaged, (ii) with the fluctuation in value of land, commercial property and retail property in the State of Hawaii, the unpredictable state of the economy and of governmental regulations, the nature of the real estate market in the State of Hawaii, the difficulty in evaluation of lost profits, and other factors which directly affect the value and marketability of the Property, it would be extremely difficult and impracticable at this time to estimate the amount of such damage, and (iii) after negotiation, the Parties have agreed that, considering all of the circumstances existing as of the Effective Date, the amount of the Deposits to be paid as provided in this Agreement, plus accrued interest thereon, is a reasonable estimate of the damages that Seller would incur in such event and would not constitute a penalty or unreasonable forfeiture. In such event, Escrow Agent is hereby irrevocably instructed by Seller and Buyer to release and disburse the amount of the Deposits to be paid as provided in this Agreement, plus accrued interest thereon, to Seller. Such right to terminate and such liquidated damages shall constitute Seller's sole and exclusive remedy for Buyer's default in the performance of any obligation or covenant under this Agreement prior to Closing which prevents Closing from taking place as provided in this Agreement, except that Seller shall be entitled to (A) exercise any rights or remedies it may have at law or in equity by virtue of any provision of this Agreement which expressly survives the termination of this Agreement and/or any indemnity created or granted herein, and (B) recover the costs and expenses of enforcing this Agreement, including reasonable attorneys' fees. If after Closing, Buyer fails to perform any of its obligations or covenants which survive Closing, Seller may exercise any remedy available to it at law or in equity. In such event, the liquidated damages provision contained in this Section shall not apply to, nor limit, nor be an offset against Seller's recoverable damages.

(b)    Seller's Default; Buyer's Remedies. In the event of Seller's material default in the performance of any obligation or covenant under this Agreement prior to Closing which prevents Closing from taking place as provided herein, Buyer shall elect, in Buyer's sole discretion, to: (i) terminate this Agreement and, except as otherwise provided in Section 8(b) hereof, receive the Deposits to the extent made (plus accrued interest thereon), in which event Seller shall (x) pay all Escrow Cancellation Charges and (y) promptly pay, directly or by reimbursement, all Buyer’s out-of-pocket transaction costs that are reasonable and customary, and actually incurred to third parties, and evidenced by written invoices or similar documentation; provided, however, Seller's obligation

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to pay such out-of-pocket transaction costs shall not exceed in the aggregate, the sum of FIFTY THOUSAND AND NO/100 U.S. DOLLARS (U.S. $50,000.00), and thereafter, neither Party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement and/or any indemnity created or granted herein, (ii) seek specific performance of Seller's obligations hereunder; provided however, that as a condition precedent to Buyer exercising any right it may have to bring an action for specific performance, Buyer must commence such action within ninety calendar days after the scheduled date of Closing, or (iii) waive the default and proceed with the purchase of the Property in accordance with this Agreement. Buyer acknowledges and agrees that the limitation of Buyer's remedies is a material condition of Seller's willingness to enter into this Agreement, and Buyer specifically confirms and acknowledges that in consideration of Seller's acceptance of this Agreement, Buyer has accepted all other risks of Seller's default, and agrees that Buyer's remedies, as expressly limited in this Agreement, represent adequate and sufficient compensation to Buyer in the event of Seller's default. Except as otherwise provided in this Agreement, in no event shall Buyer have the right to seek damages from Seller by reason of a default hereunder and Buyer hereby expressly waives any such right.

(c)    No Personal Liability. Notwithstanding any provision in this Agreement to the contrary, there shall be no personal liability to the members, managers, officers, directors, partners, agents, representatives or employees of Seller or Buyer arising out of or in any way relating to the covenants, obligations, representations, warranties and/or agreements of Seller or Buyer, as applicable, as set forth in this Agreement and/or in any of the Conveyance Documents other than in any guaranty, indemnity or other covenant made by an individual in its personal capacity. Seller and Buyer acknowledge and agree that the limits and restrictions set forth in this Section 13 have been specifically negotiated and agreed upon by and between Seller and Buyer and that neither Seller nor Buyer would be willing to enter into this Agreement without each other's agreement to these restrictions and that the same are therefore binding and effective upon Seller and Buyer and their respective successors and assigns.

(d)    Survival. The provisions of this Section 13 shall survive Closing or earlier termination of this Agreement.

14.RISK OF LOSS.

(a)    Minor Damage. In the event of loss or damage to the Property or any portion thereof prior to Closing which is not "major" (as defined below), Seller shall notify Buyer of such fact promptly after obtaining knowledge thereof, and this Agreement shall remain in full force and effect and Seller shall assign to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

(b)    Major Damage. In the event of a "major" loss or damage to the Property or any portion thereof prior to Closing, Seller shall notify Buyer of such fact promptly after obtaining knowledge thereof, and either Seller or Buyer may terminate this Agreement by written notice to the other Party, in which event the Deposits, to the extent made, shall be returned to Buyer. If

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neither Seller nor Buyer elects to terminate this Agreement within ten days after Seller sends Buyer written notice of the occurrence of major loss or damage, then Seller and Buyer shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

(c)    Definition of "Major" Loss or Damage. For purposes of this Agreement, "major" loss or damage refers to the following: (i) a loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Buyer, equal to or greater than FIVE HUNDRED THOUSAND AND NO/100 U.S. Dollars (U.S. $500,000.00) (measured by the cost of repair or replacement) in the aggregate, or take longer than 180 calendar days to complete, and (ii) any loss due to a condemnation proceeding which permanently and materially adversely impairs the current use of the Property and for which Seller does not nor is otherwise able to cure the impairment of the current use of the Property. If Buyer does not give notice to Seller of Buyer's reasons for disapproving an architect within five business days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.

15.NOTICES. Any notice, consent, approval, waiver or election to be given to or served upon any Party hereto in connection with this Agreement must be in writing, and may be given by personal delivery or by certified or registered mail or by facsimile transmission followed by confirming "hard copy", and shall be deemed to have been given and received upon receipt, in the case of notice by personal delivery or facsimile transmission, or four calendar days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Such notices shall be given to the parties hereto at the following addresses:

If to CCLC	City Center Land Company, LLC

841 Bishop Street, Suite 1700

Honolulu, Hawaii 96813

Attention: Lawrence Taff

Telephone: (808) 544-1219

Facsimile: (808) 544-1203

If to CC	City Center, LLC

841 Bishop Street, Suite 1700

Honolulu, Hawaii 96813

Attention: Lawrence Taff

Telephone: (808) 544-1219

Facsimile: (808) 544-1203

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With a copy to:	Schneider Tanaka Radovich Andrew & Tanaka, LLLC

1100 Alakea Street, Suite 2100

Honolulu, Hawaii 96813

Attention: Diane Yuen Praywell

Telephone: (808) 792-4200

Facsimile: (808) 792-9026

If to Buyer:	McKinney Advisory Group

12250 El Camino Real Ste. 220

San Diego, CA 92130

Attention: Julie Dunlap

Telephone: (858) 519-3247

Facsimile: (858) 519-3250

With a copy to:	McKinney Advisory Group

12250 El Camino Real Ste. 220

San Diego, CA 92130

Attention: Andrew Zlotnik

Telephone: (858) 519-3249

Facsimile: (858) 519-3250

Any Party hereto may, at any time by giving five days' written notice to the other Party hereto, designate any other address in substitution of or in addition to the foregoing address to which such notice shall be given.

16.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Seller and Buyer relating to the transaction contemplated by this Agreement, and all prior and contemporaneous agreements, representations, negotiations and understandings of Seller and Buyer, oral or written, other than the Confidentiality Agreement, are hereby superseded and merged herein. No agent, representative, salesman, or officer of either Seller or Buyer has any authority to make, or has made, any statements, agreements, or representations, either oral or in writing, express or implied, modifying, adding to, or changing the terms and conditions of this Agreement, and neither Seller nor Buyer has relied upon any representations not set forth in this Agreement. No waiver or amendment of the provisions of this Agreement shall be effective unless in writing and signed by both Seller and Buyer. This Section 16 shall not be construed or interpreted as affecting the validity of any instrument executed by Seller and Buyer in the form of any of the exhibits attached to this Agreement, or as otherwise required to consummate the transaction contemplated by this Agreement.

17.BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

18.ASSIGNMENT. Buyer shall not assign this Agreement without the prior written consent of Seller, which consent may be withheld or conditioned in Seller's reasonable discretion.

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Notwithstanding the foregoing, Buyer may, without Seller's consent, assign this Agreement to an entity which Buyer causes to be formed, and in which Buyer holds a controlling ownership or management interest, for the purpose of purchasing and holding the Property pursuant to this Agreement; provided that any assignment of Buyer's interest hereunder shall be pursuant to a written assignment and assumption delivered to Seller, wherein the assignee shall assume and agree to pay and perform all of the terms, covenants and conditions of this Agreement to be paid or performed by Buyer hereunder; and provided further that no such assignment shall relieve or release McKinney Capital Group of its obligations hereunder. The foregoing provisions of this paragraph notwithstanding, Buyer may, without Seller's consent, designate an entity or entities in which Buyer holds an ownership or management interest (each, a "Permitted Designee") to which title to the Property, or portions thereof, shall be conveyed; provided that any such designation shall not release McKinney Capital Group, and Buyer, if applicable, or from its obligations to Seller under this Agreement.

19.APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii, without regard to any otherwise applicable principles of conflict of laws. Seller and Buyer hereby agree and stipulate that any suit or action arising out of or in connection with the Property or the terms of this Agreement shall be brought in the Circuit Court of the First Circuit, State of Hawaii, or in the United States District Court for the District of Hawaii, and the Parties each hereby unconditionally submit to the jurisdiction of such courts for such purposes. Each Party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

20.TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement.

21.CALCULATION OF TIME PERIODS. As used herein, the term "business day" shall mean any day that is not a Saturday, Sunday or day observed as a legal holiday by the United States federal government or the State of Hawaii. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Hawaii Standard Time.

22.NO WAIVER. No waiver by Buyer or Seller of a breach of any of the terms, covenants and conditions of this Agreement by the other shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. No waiver of any default by Buyer or Seller hereunder shall be implied from any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.

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23.FURTHER ASSURANCES. Each of the Parties shall execute and deliver any and all additional papers, documents and assurances, and shall do all acts and things reasonably necessary, in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

24.COUNTERPARTS. This Agreement may be executed in any number of counterparts. It shall be fully executed when each Party whose signature is required has signed at least one counterpart even though no one counterpart contains the signature of all the Parties. Each executed counterpart shall be deemed an original, but all such counterparts together shall constitute one and the same Agreement.

25.FACSIMILE/EMAIL SIGNATURES. Seller and Buyer agree that facsimile and *.pdf electronic mail ("email") signatures on this Agreement and any addenda or other documents related to this Agreement shall be binding and effective for all purposes and treated in the same manner as physical signatures. Notwithstanding the foregoing, Seller and Buyer agree that they will promptly forward physically signed copies of this Agreement and such other documents to Escrow Agent. However, this Agreement and any other documents containing facsimile or email signatures shall remain binding and effective even if the original documents are not received by Escrow Agent. The Parties understand that they are required to physically sign the Assignment and Assumption of Ground Lease for recordation purposes.

26.BROKERS. CUSHMAN & WAKEFIELD, INC, and SOFOS REALTY CORPORATION (collectively, the "Seller's Brokers") are representing Seller in connection with this transaction. Seller and Buyer hereby represent and warrant to each other that the warranting Party has not entered into nor will such warranting Party enter into any other agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other Party to pay any finder's fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller shall be responsible for any fees or commissions due to Seller's Brokers in connection with this Agreement. Seller will indemnify, defend and hold harmless Buyer from and against any and all claims, costs, damages and/or liabilities, including reasonable attorneys' fees, Buyer ever suffers or incurs because of any breach of representations by Seller under this Section 26 or any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property, and arising out of any acts or agreements of Seller, including any claim asserted by Seller's Broker. Likewise, Buyer will indemnify, defend and hold harmless Seller from and against any and all claims, costs, damages and/or liabilities, including reasonable attorneys' fees Seller ever suffers or incurs because of any breach of representations by Buyer under this Section 26 or any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property and arising out of the acts or agreements of Buyer. The provisions of this Section 26 shall survive Closing.

27.CAPTIONS. Captions given to various sections in this Agreement, and terms used for definition purposes herein, are for convenience and reference purposes only and are not intended

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to and shall not modify or affect the meaning, construction or interpretation of any of the substantive provisions hereof.

28.AMENDMENTS. This Agreement may not be amended, modified, extended, revised or otherwise altered, nor may any Party hereto be relieved of any of its liabilities or obligations hereunder, except by a written instrument duly executed by both Parties. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

29.NO RECORDATION OF AGREEMENTS. None of this Agreement, any memorandum hereof and any other document or instrument making reference to this Agreement shall be recorded in any public records and any purported recordation or filing shall be deemed null, void and of no force or effect (except for the Closing Documents that are to be so recorded as provided herein).

30.CONSTRUCTION. This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Seller and Buyer have contributed to the preparation of this Agreement.

31.PARTIES NOT PARTNERS. Nothing contained in this Agreement or any of the documents or instruments to be executed pursuant hereto shall constitute any one or more of Buyer and its officers, directors, successors and assigns, as partners with, agents for or principals of any one or more of Seller and its officers, directors, successors and assigns.

32.ATTORNEYS' FEES, COSTS AND EXPENSES. Except as may otherwise be provided in this Agreement, in any action, proceeding or dispute resolution process arising from, out of or in connection with this Agreement and the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the other Party hereto the costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection therewith. Nothing contained in this Section 32 is intended to limit any provision regarding payment of attorneys' fees, costs, expenses and similar matters contained elsewhere in this Agreement or in any document or instrument executed and delivered pursuant to this Agreement.

33.CUMULATIVE REMEDIES. Unless expressly provided otherwise herein, the remedies of the Parties provided for herein shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole and absolute discretion of the Party for whose benefit such remedies are provided, and may be exercised as often as occasion therefor shall arise.

34.PRESS RELEASES. Neither Seller nor Buyer, nor any of their respective employees, consultants, contractors, attorneys, agents, lenders or other representatives may make any public announcement, release to trade publications or to the press, advertisement or other public communication concerning this Agreement or anything contained in this Agreement, without the prior written consent of the other Party, which consent may be withheld or conditioned in such Party's sole discretion, except to the extent Seller determines appropriate, after consultation with counsel, in connection with or relating to any prospectus, report or other filing made by Seller or

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its affiliates with the United States Securities and Exchange Commission or any stock exchange to which Seller or any affiliate is subject.

35.CODE SECTION 1031 EXCHANGE.

(a)    Seller's 1031 Exchange. Buyer acknowledges that Seller may engage in a tax deferred exchange ("Seller's Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Without limiting the provisions of Section 18 hereof, to effect Seller's Exchange, Seller may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Seller shall determine. As an accommodation to Seller, Buyer agrees to cooperate with Seller in connection with Seller's Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(i)Buyer shall have no obligation to take title to any property in connection with Seller's Exchange.

(ii)Except as otherwise provided in this Agreement, Buyer shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property, and/or Seller's Exchange.

(iii)Closing shall not be contingent or otherwise subject to the consummation of Seller's Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Seller's Exchange to effect the same.

(iv)All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Seller's use of an exchange accommodator and shall survive Seller's Exchange and shall continue to inure directly from Seller for the benefit of Buyer.

(v)All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Seller's use of an exchange accommodator and shall survive Seller's Exchange and shall continue to inure directly from Buyer for the benefit of Seller.

Buyer makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Seller with respect to Seller's Exchange, or that such a transaction will qualify in any respect for such treatment, and Buyer shall incur no liability if Seller's Exchange fails to qualify for the tax deferred treatment intended by Seller. Seller hereby acknowledges and represents to Buyer that Seller is relying solely and entirely upon the advice of Seller's own consultants with respect to any and all aspects of Seller's Exchange. In no event shall the obligations of Seller under this Agreement be contingent upon this transaction being included as part of Seller's Exchange.

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(b)    Buyer's 1031 Exchange. Seller acknowledges that Buyer may be purchasing the Property as part of a tax deferred exchange ("Buyer's Exchange") pursuant to Section 1031 of the Code. Without limiting the provisions of Section 18 hereof, in order to effect Buyer's Exchange, Buyer may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Buyer shall determine. As an accommodation to Buyer, Seller agrees to cooperate with Buyer in connection with Buyer's Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

(i)Seller shall have no obligation to take title to any property in connection with Buyer's Exchange.

(ii)Except as otherwise provided in this Agreement, Seller shall not be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property, and/or Buyer's Exchange.

(iii)Closing shall not be contingent or otherwise subject to the consummation of Buyer's Exchange, and the Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the parties to Buyer's Exchange to effect the same.

(iv)All representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Buyer's use of an exchange accommodator and shall survive Buyer's Exchange and shall continue to inure directly from Seller for the benefit of Buyer.

(v)All representations, warranties, covenants and indemnification obligations of Buyer set forth in this Agreement shall not be affected or limited by Buyer's use of an exchange accommodator and shall survive Buyer's Exchange and shall continue to inure directly from Buyer for the benefit of Seller.

Seller makes absolutely no representations or warranties of any kind or nature (express or implied) that tax deferred exchange treatment is available to Buyer with respect to Buyer's Exchange, or that such a transaction will qualify in any respect for such treatment. Buyer hereby acknowledges and represents to Seller that Buyer is relying solely and entirely upon the advice of Buyer's own consultants with respect to any and all aspects of Buyer's Exchange. In no event shall the obligations of Buyer under this Agreement be contingent upon this transaction being included as part of Buyer's Exchange.

36.NO OFFER TO BUY OR SELL. The submission of this Agreement for examination or negotiation does not constitute an offer to sell or buy the Property, an option to purchase the Property, an agreement to negotiate, or any other agreement of any kind with respect to the Property. Notwithstanding any statements or agreements made by Seller or any of its representatives, whether oral or written, express or implied, of any nature whatsoever, this Agreement becomes effective

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and binding only upon execution and delivery hereof by both Seller and Buyer. Neither Seller nor Buyer has any obligation to execute or deliver this Agreement, or to agree to the sale or purchase of the Property on the terms and conditions set forth herein, or on any other terms or conditions whatsoever.

37.EXHIBITS AND SCHEDULES. The following exhibits and schedules attached hereto shall be deemed to be an integral part of this Agreement:

EXHIBIT "1" - Description of Land
EXHIBIT "2" - Description of Ground Lease
EXHIBIT "3" - Deed
EXHIBIT "4" - Assignment and Assumption of Ground Lease
EXHIBIT "5" - Bill of Sale
EXHIBIT "6" - Assignment and Assumption of Contracts and Intangible Property
EXHIBIT "7" - Assignment and Assumption of Tenant Leases
EXHIBIT "8" - Confidentiality Agreement
EXHIBIT "9" - Tenant Estoppel Certificate
EXHIBIT "10" - Seller Tenant Lease Certificate

Schedule "1(d)" - Schedule of Tenant Leases
Schedule "1(e)" - Contracts Schedule
Schedule "2(c)" - Allocation of Purchase Price

[signature page follows]

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Seller and Buyer have executed this Agreement as of the Effective Date.

CITY CENTER LAND COMPANY, LLC
a Hawaii limited liability company

By Pacific Office Properties, L.P.
a Delaware limited partnership
Its Member

By Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By /s/ Lawrence J. Taff
Name: Lawrence J. Taff
Its: Chief Executive Officer

CITY CENTER, LLC
a Hawaii limited liability company

By Pacific Office Properties, L.P.
a Delaware limited partnership
Its Member

By Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By /s/ Lawrence J. Taff
Name: Lawrence J. Taff
Its: Chief Executive Officer

Seller

MCKINNEY CAPITAL GROUP
a California limited liability company

By: /s/ Damian McKinney
Name: Damian McKinney
Title: Manager

Buyer

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